Exhibit 99.1

FOR IMMEDIATE RELEASE: August 14, 2015

Salon Media Group Reports First Quarter Fiscal 2016 Results

36% increase in Revenues and 30% Increase in Traffic Reported

NEW YORK, NY (August 14, 2015). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three months ended June 30, 2015.

Highlights:

●	Net revenue was $1.7 million, a 36% increase from the same period last year
●	Unique visitors grew 30% compared to the same period last year
●	Salon.com reached an all-time-high traffic of 19.6 million users in June 2015
●	Launched original editorial video program

First quarter net revenue was $1.7 million, up 36% from the $1.2 million reported for the three months ended June 30, 2014.

Operating expenses for the first quarter rose 9% to $2.3 million compared to $2.1 million for the same period last year. The increase resulted primarily from higher stock-based compensation, increased rent in our New York office, and an increase in professional fees. The Company’s loss from operations for the first quarter fiscal year 2016 was $0.6 million, compared to a loss of $0.9 million for the same period last year.

Unique visitors to Salon.com are an important driver for the Company’s business as achieving scale helps increase the Website’s attractiveness to advertisers. Unique visitors to the Salon.com website during the first quarter fiscal year 2016 increased 30% compared to the same period last year, and increased 5% compared to the prior quarter ended March 31, 2015, according to data compiled by Google Analytics. According to comScore MediaMetrix (U.S. only, includes mobile), unique visitors increased 8% compared to the previous quarter ended March 31, 2015, and 45% compared to the same period last year. Salon.com reached a new traffic milestone and an all-time high when it recorded monthly users of 19.6 million users for the month of June 2015, as measured by Google Analytics, and 13.8 million users as measured by comScore MediaMetrix.

Social media continues to be a major source of referral traffic and a significant focus across the Company. Salon continues to make regular updates to the website to optimize content to be shared on social media with a special focus on its mobile platforms. Mobile browser users accounted for an average 58% of all users in the June 2015 quarter, which is an increase from the 51% average in the June 2014 quarter. The company is focused on our users’ mobile needs, especially providing quick and easy access to fast-loading content optimized for better readability on smaller screens.

To complement Salon’s brand of fearless journalism that makes the conversation smarter, the Company is also implementing a strategy to produce original editorial video content focused on news, politics and entertainment. These videos add high quality diversified content to our website, and aim to attract premium video advertising.

On August 3, 2015, the Company announced that approximately twenty-five of its editorial employees agreed that the Writers Guild of America, East will serve as the collective bargaining representative of these editorial employees. The Company expects to commence negotiations of a collective bargaining agreement in the near future.

“The media landscape is dramatically shifting as audience demand for on-the-go yet immersive content grows,” said Cynthia Jeffers, CEO of Salon Media Group. “Salon is navigating this change with an unwavering focus on high-quality editorial content including a newly launched editorial video program and a consistently updated and innovative mobile experience. As a result, we are seeing an all-time high in unique visitor traffic. Our focus on these core principals continues to provide opportunity for future growth.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 14, 2015, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 19, 2015, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 275-3911

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	June 30,	March 31,
	2015	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$536	$229
Accounts receivable, net of allowance of $55	1,197	874
Prepaid expenses and other current assets	127	141
Total current assets	1,860	1,244
Property and equipment, net	59	60
Other assets, principally deposits	301	301
Total assets	$2,220	$1,605
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	6,926	5,826
Accounts payable and accrued liabilities	1,374	1,331
Deferred revenue	5	-
Total current liabilities	9,305	8,157

Deferred rent	73	73
Total liabilities	9,378	8,230

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of June 30, 2015 and March 31, 2015 (liquidation value of $2,512 as of June 30, 2015 and $2,495 as of March 31, 2015)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of June 30, 2015 and March 31, 2015	76	76
Additional paid-in capital	116,001	115,890
Accumulated deficit	(123,235)	(122,591)
Total stockholders' deficit	(7,158)	(6,625)
Total liabilities and stockholders' deficit	$2,220	$1,605

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2015	2014

Net revenues	$1,694	$1,243

Operating expenses:
Production and content	976	938
Sales and marketing	446	406
Information technology support	366	398
General and administrative	540	377
Total operating expenses	2,328	2,119

Loss from operations	(634)	(876)
Interest expense	(10)	(10)
Net loss	$(644)	$(886)

Basic and diluted net loss per share	$(0.01)	$(0.01)

Weighted-average shares of Common Stock used in computing basic and diluted net loss per share	76,245	76,245